FOR IMMEDIATE RELEASE

Infinium Labs Granted “Phantom®” Trademark

Sarasota, Fla. - July 15, 2005 - Infinium Labs (OTC BB: IFLB) today announced that it has been granted a registered trademark “Phantom®” for its flagship Phantom® Game Service. The company received a Certification of Registration No. 2,961,733, which was issued on June 14, 2005, by the U.S. Patent and Trademark Office.

“This trademark preserves the Phantom Game Service brand in the marketplace and protects our service identity,” noted Kevin Bachus, Infinium Lab’s President and Chief Operating Officer. “We consider the Phantom Game Service trademark a key asset of the Company,” Bachus said.

About Infinium Labs

Based in Sarasota, Fla., Infinium Labs (OTC BB: IFLB) is in development of The Phantom Game Service, the first end-to-end, on-demand game service. Delivered over broadband, the Phantom Game Service will offer casual and avid gamers a broad library of titles, available anytime, day or night, from the comfort of their living room. Infinium Labs is led by a management team with extensive experience in interactive media, entertainment, broadband services, technology and video games. For more information, please visit www.phantom.net.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of the Infinium Labs technology, the successful marketing and distribution of the Phantom Game Service, acceptance by the market of Infinium Labs, products and technology, competition and timing of projects and trends in the gaming industry, as well as other factors expressed from time to time in filings Infinium Labs will make with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with periodic filings Infinium Labs makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and Infinium Labs undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Contact for Infinium Labs:
James Roberts
(941) 556-8004
jroberts@phantom.net

Infinium Labs, Inc.
2033 Main Street Suite 309
Sarasota, FL 34237
Email. info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net